IMPORTANT INFORMATION

LATAM Airlines Group S.A. (“LATAM”) has commenced a preemptive rights offering to holders of shares of common stock of LATAM on the record date. LATAM will also issue rights (the “ADS rights”) to subscribe for new American Depositary Shares (“ADSs”), representing shares of common stock and evidenced by American Depositary Receipts, to holders of record of ADSs on the ADS record date, which is November 13, 2013 (the “ADS Holders”).

The share rights, the new shares issuable upon the exercise of such share rights, and the ADS rights have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States. The shares issuable upon exercise of the share rights may not be offered, sold, or subscribed for (i) within the United States, except in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act or (ii) outside the United States, except in an offshore transaction pursuant to Regulation S under the Securities Act, and, in each case, in accordance with any applicable state securities laws.

ADS Holders will receive further information about the ADS rights offering directly from JPMorgan Chase Bank, N.A., the depositary and ADS rights agent.

This rights offering is made for the securities of a Chilean company. The rights offering is subject to Chilean disclosure requirements that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with International Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Chile, and some or all of its officers and directors may be residents of Chile. You may not be able to sue LATAM or its officers or directors in a Chilean court for violations of the U.S. securities laws. It may be difficult to compel LATAM, its officers, directors, and its affiliates to subject themselves to a U.S. court’s judgment.

The following is an English translation of the original Spanish language document. This English translation has been prepared solely for informational purposes only and has been furnished to the U.S. Securities and Exchange Commission in compliance with Rule 801 under the Securities Act. This translation is not an offer or invitation to make an offer for the purchase of any securities. If there exist any discrepancies between the original Spanish language document and this English translation, the original Spanish language document will prevail.

NOTICE WITH WHICH THE SUBSCRIPTION PERIOD BEGINS

LATAM AIRLINES GROUP S.A.
SECURITIES REGISTRATION Nº 306
ISSUANCE OF SHARES

(a) In an extraordinary shareholders’ meeting held on June 11, 2013, whose minutes were recorded in a public deed by Santiago Notary Public Mr. Eduardo Javier Diez Morello, an agreement was reached to increase LATAM Airlines Group S.A.’s (the “Company’s”) capital in the amount of USD $1,000,000,000 through the issuance of a single series of 63,500,000 ordinary shares of no par value. It was also agreed that 1,500,000 shares of the aforementioned capital increase, which represent approximately 2.36% of the approved increase, will be allocated to an employee compensation plan. The number of shares to be actually allocated to the employee compensation plan will depend on the total number of shares that are subscribed for the offering of shares not destined to this purpose, as set forth in Article 24 of Law 18,046.

The abstract of the said public deed was registered at Folio 46,205, N° 30,852 in the Santiago Business Register, on June 17, 2013, and was published in the Diario Official (Official Gazette) N° 40,588 on June 19, 2013.

(b) On November 11, 2013, the issuance of a single series of 63,500,000 ordinary shares of no par value, for a total amount of USD $1,000,000,000 financed by the aforementioned capital increase, was registered by the Securities and Insurance Superintendency under Securities Record No. 987.

The shares not allocated to employee compensation plans will be preferentially offered to Company shareholders--that is, a single series of 62,000,000 ordinary shares of no par value, corresponding to USD $976,377,952.75.  The period for the issuance, subscription and payment of these shares is three years, as from June 11, 2013.

(c) These shares will be offered at USD $15.17 per share, and must be paid upon subscription, in U.S. dollars, either in cash, cashier’s check, check, or immediately available electronic transfer of funds; or its equivalent in pesos, legal tender, either in cash, cashier’s check, check, or immediately available electronic transfer of funds available immediately or any other instrument representing money due on demand, using for this purpose the observed exchange rate published in the Official Gazette on the date of the payment.

Only shareholders registered in the Company’s Shareholder’s Register as of November 14, 2013, will be entitled to subscribe the shares.

(d) This notice establishes the 30 day subscription period, which will expire on December 19, 2013.

(e) The notice that informed which shareholders are entitled to preferably subscribe Company shares tied to the capital increase was published in newspaper La Tercera on November 13, 2013.

THE GENERAL MANAGER